NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                               ------------------
                                  May 27, 1998

                           MERIT MEDICAL SYSTEMS, INC.


         You are cordially invited to attend the Annual Meeting of Shareholders of Merit Medical Systems, Inc. (the "Company"), which will be held on Wednesday, May 27, 1998 at 3:00 p.m., at the Company's corporate offices at 1600 West Merit Parkway, South Jordan, Utah (the "Annual Meeting"), for the following purposes:

(1) To elect two directors of the Company, each to serve for a term of three years or until their respective successors have been duly elected and qualified;

(2) To consider and vote upon a proposal to ratify the appointment of Deloitte & Touche as independent auditor of the Company for the fiscal year ending December 31, 1998; and

(3) To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

         The Board of Directors has fixed the close of business on April 24, 1998 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

                       By Order of the Board of Directors,



                                KENT W. STANGER
April 27, 1998                  Chief Financial Officer, Secretary and Treasurer

IMPORTANT

         Whether or not you expect to attend the Annual Meeting in person, to assure that your shares will be represented, please complete, date, sign and return the enclosed proxy without delay in the enclosed envelope, which requires no additional postage if mailed in the United States. Your proxy will not be used if you are present at the Annual Meeting and desire to vote your shares personally.

                           MERIT MEDICAL SYSTEMS, INC.
                               1600 Merit Parkway
                            South Jordan, Utah 84095

                        ---------------------------------

                                 PROXY STATEMENT

                        ---------------------------------


                         Annual Meeting of Shareholders
                               ------------------
                                  May 27, 1998



                             SOLICITATION OF PROXIES

         This Proxy Statement is being furnished to the shareholders of Merit Medical Systems, Inc., a Utah corporation (the "Company"), in connection with the solicitation by the Board of Directors of the Company of proxies from holders of outstanding shares of the Company's common stock, no par value (the "Common Stock"), for use at the Annual Meeting of Shareholders of the Company to be held on Wednesday, May 27, 1998 and at any adjournment or postponement thereof (the "Annual Meeting"). This Proxy Statement, the Notice of Annual
Meeting of Shareholders and the accompanying form of proxy are first being mailed to shareholders of the Company on or about April 27, 1998.

         The Company will bear all costs and expenses relating to the solicitation of proxies, including the costs of preparing, printing and mailing to shareholders this Proxy Statement and accompanying material. In addition to the solicitation of proxies by use of the mails, the directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit proxies personally or by telephone or facsimile. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of the shares of Common Stock held by such persons, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

                                     VOTING

         The Board of Directors has fixed the close of business on April 24, 1998 as the record date for determination of shareholders entitled to receive notice of and to vote at the Annual Meeting (the "Record Date"). As of the Record Date, there were issued and outstanding 7,413,748 shares of Common Stock. The holders of record of the shares of Common Stock on the Record Date entitled to be voted at the Annual Meeting are entitled to cast one vote per share on each matter submitted to a vote at the Annual Meeting.

Proxies

Shares of the Common Stock which are entitled to be voted at the Annual Meeting and which are represented by properly executed proxies will be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated, such shares will be voted FOR the election of each of the two director nominees for their respective terms; FOR the ratification of the appointment of Deloitte & Touche to be the Company's independent auditor for the fiscal year ending December 31, 1998; and in the discretion of the proxy holder as to any other matters which may properly come before the Annual Meeting. A shareholder who has executed and returned a proxy may revoke it at any time prior to its exercise at the Annual Meeting by executing and returning a proxy bearing a later date, by filing with the Secretary of the Company, at the address set forth above, a written notice of revocation bearing a later date than the proxy being revoked, or by voting the Common Stock covered thereby in person at the Annual Meeting.

Vote Required

         A majority of the issued and outstanding shares of Common Stock entitled to vote, represented in person or by proxy, is required for a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted as "represented" for the purpose of determining the presence or absence of a quorum. Under Utah law, once a quorum is established, shareholder approval with respect to a particular proposal is generally obtained when the votes cast in favor of a proposal exceed the votes cast against the proposal. Accordingly, abstentions and broker non-votes will not generally have the effect of being considered as votes cast against any matter considered at the Annual Meeting. In the election of directors, the two nominees receiving the highest number of votes will be elected.


                     PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

           At the Annual Meeting, two directors of the Company are to be elected to serve for a term of three years or until their successors shall be duly elected and qualified. Each of the nominees for director, identified below, is currently a director of the Company. If any of the nominees should be unavailable to serve, which is not now anticipated, the proxies solicited hereby will be voted for such other persons as shall be designated by the present Board of Directors. The two nominees receiving the highest number of votes at the Annual Meeting will be elected.

Nominees for Election as Directors

         Certain information with respect to each director nominee is set forth below.

         James J. Ellis, 64, has been a director of the Company since November 1995. He has been Managing Partner of Ellis/Rosier Financial Services since 1992. Mr. Ellis served as General Manager of MONY Financial Services, Dallas, Texas from 1979 until his retirement in 1992. He also serves as a director of Jack Henry & Associates, a publicly traded company. Mr. Ellis is nominated to serve a three-year term.

         Michael E. Stillabower, M.D., 54, has been as a director of the Company since March 1996. Dr. Stillabower has been a physician in private practice in Wilmington, Delaware since 1980. Since 1988, he has also been Chief, Cardiology, Medical Center of Delaware where he has held a number of appointments including Director, Coronary Care Unit, from 1984 to 1988. In May 1995 he was appointed Clinical Associate Professor of Medicine, Jefferson Medical College in Philadelphia, Pennsylvania where he obtained his M.D. degree in 1976. He is an Elected Fellow of the American College of Cardiology and of other professional associations and is actively engaged in cardiology research, instruction and publication of related papers and abstracts. Dr. Stillabower is nominated to serve a three-year term.

Directors Whose Terms of Office Continue

         Fred Lampropoulos, 49, has been Chairman of the Board, President and Chief Executive Officer of the Company since its formation in July 1987. From 1983 to June 1987, Mr. Lampropoulos was Chairman of the Board and President of Utah Medical Products, Inc. ("Utah Medical"), a medical device company. Mr Lampropoulos' term as a director expires in 2000.

         Kent W. Stanger, 43, has been Chief Financial Officer, Secretary, Treasurer and a director of the Company since 1987. Prior to joining the Company, Mr. Stanger was the Controller for Utah Medical from 1985 to August 1987. Prior to 1985, he was the corporate controller for Laser Corporation, American Laser and Modulaire Industries, Inc. Mr. Stanger is a certified public accountant. Mr. Stanger's term as a director expires in 2000.

         Rex Bean, 67, has been a director of the Company since 1988. Mr. Bean retired from the U.S. Air Force in 1987 and is principally engaged in the management of private investments. Mr. Bean's term as a director expires in 1999.

         Richard W. Edelman, 57, has been a director of the Company since 1988. He is Senior Vice President of Southwest Securities, Inc., a stock brokerage firm located in Dallas, Texas. From 1996 to 1998 he was Managing Director of Rodman & Renshaw, Inc., a stock brokerage firm. From 1987 to 1996 he was employed by Southwest Securities, Inc., as Senior Vice President. Prior to joining Southwest Securities, Inc., in 1987, Mr. Edelman was a securities analyst and vice president for Schneider, Bernet and Hickman, a Dallas Texas securities firm. Mr. Edelman obtained an MBA degree from Columbia University, New York City, in 1966. Mr. Edelman's term as a director expires in 1999.


Committees, Meetings and Reports

         The Board of Directors has a standing Audit Committee and an Executive Compensation Committee. The members of the Audit Committee are Rex C. Bean (Chairman), James J. Ellis and Richard W. Edelman. The members of the Executive Compensation Committee are James J. Ellis (Chairman), Rex C. Bean and Richard W. Edelman. The Company has no nominating committee.

         The Audit Committee met once during the 1997 year. The functions of the Audit Committee are: (i) to review and approve the selection of, and all services performed by, the Company's independent auditor; (ii) to review the Company's internal controls; and (iii) to review, act and report to the Board of Directors with respect to the scope of audit procedures, accounting practices and internal accounting and financial controls of the Company.

         The Executive Compensation Committee met five times during the 1997 year. The Executive Compensation Committee has oversight responsibility for all executive compensation and benefit programs of the Company. The Executive Compensation Committee reviews and approves all executive compensation and benefit plans, including the Company's Incentive Plan.

         During the fiscal year ended December 31, 1997 there were 13 meetings held by the Board of Directors of the Company. No director attended fewer than 75 percent of the total number of meetings of the Board and of any committee on which he served.

Section 16(a) Beneficial ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers and directors to file with the Securities and Exchange Commission (the "Commission") initial reports of ownership and reports of changes in ownership of Common Stock and other securities which are derivative of the Common Stock. Executive officers and directors are required by Commission regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely upon a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that all
Section 16(a) reports required to be filed by the Company's officers and directors were properly filed.

Director Compensation

         Directors who are not employees of the Company receive a director's fee of $1,000 per meeting attended in person and $250 for telephonic Board meetings. All directors also are reimbursed by the Company for their out-of-pocket travel and related expenses incurred in attending all Board and committee meetings.


                               EXECUTIVE OFFICERS

         In addition to Messrs. Lampropoulos and Stanger, whose biographies are included elsewhere in this Proxy Statement, certain information is furnished with respect to the following executive officers of the Company:

         B. Leigh Weintraub, 48, was appointed Chief Operating Officer in February 1997 and was appointed Vice President of Operations in April 1995. She was Director or Vice President of Regulatory Affairs and Quality Assurance of the Company from August 1993 to 1995. From 1992 to August 1993, she was Director of Regulatory Affairs and Clinical Programs for Endomedix, a medical device company based in Irvine, California. From 1988 to 1992, Ms. Weintraub was employed by Baxter Healthcare Corporation as Manager of Quality Strategies and Quality Engineering and as Project Engineer, Quality Engineering. Ms. Weintraub completed an executive MBA program at Pepperdine University in April 1993.

         Brian L. Ferrand, 43, has been Vice President of Sales of the Company since June 1993. He was Director of Sales of the Company from May 1992 to May 1993 and was National Sales Manager of the Company from December 1991 to April 1992. From 1987 to December 1991, Mr. Ferrand was employed by Medical Marketing Associates and held positions as medical products sales representative, sales manager, and vice president of marketing and sales.

 Compensation of Executive Officers


         The compensation of Fred P. Lampropoulos, the Company's Chief Executive Officer, and the three other most highly paid executive officers ("Named Executive Officers") during the fiscal year ended December 31, 1997 is shown on the following pages in three tables and discussed in a report from the Compensation Committee of the Board of Directors.


                           SUMMARY COMPENSATION TABLE

                                                                     Long Term
                                                                   Compensation
--------------------------------------------------------------------------------------------------
                                            Annual Compensation       Awards
--------------------------------------------------------------------------------------------------
                                       Fiscal                         Options/    All Other
              Name and Position         Year    Salary       Bonus    SARs (#)  Compensation(1)
--------------------------------------------------------------------------------------------------
Fred P. Lampropoulos ................   1997   $250,000   $  9,615    107,500   $  4,385
  Chairman of the Board and .........   1996    245,000      8,071     42,500      4,367
    Chief Executive Officer .........   1995    230,000     20,000      5,000          0


Brian L. Ferrand ....................   1997    198,904     10,846     40,000      4,319
  Vice President of Sales ...........   1996    174,038     37,880     15,000      4,340
                                        1995    149,039     49,650     10,000        121



B. Leigh Weintraub ..................   1997    182,411     16,525     10,000      4,358
  Vice President of Operations ......   1996    142,254     13,016     25,000      3,063
                                        1995    125,971      6,698          0          0


Kent W. Stanger .....................   1997    175,000        673     17,500      4,139
  Chief Financial Officer, ..........   1996    162,500      4,615     22,500      3,472
    Secretary, Treasurer and Director   1995    150,000      1,000     10,000        199

--------------------------------

(1) Amounts shown reflect contributions made by the Company for the benefit of the Named Executive Officers under the Company's 401(k) Profit Sharing Plan.

Option Grants in Last Fiscal Year

         The following table sets forth individual grants of stock options made to the Named Executive Officers during the fiscal year ended December 31, 1997. As of December 31, 1997 the Company had not granted any stock appreciation rights:






                                                    Percent of                               Potential Realizable
                                                      Total                                 Value at Assumed Annual
                                                     Options                                  Rates of Stock Price
                                                    Granted to                                  Appreciation for
                                                    Employees                                      Option Term
                                     Options        in Fiscal     Exercise    Expiration   ------------------------
            Name                     Granted          Year         Price         Date           5%           10%
--------------------------------  --------------  -------------  ---------  -------------- ------------ -----------
Fred P. Lampropoulos                    100,000          19.1%      $7.63      09/23/2002     $210,500    $465,700
                                       7,500(1)           1.4%       7.50      05/21/2002       15,540      34,343

Kent W. Stanger . . . . . . .            10,000           1.9%       5.81      12/18/2002       16,050      35,490
                                       7,500(1)           1.4%       7.50      05/21/2002       15,540      34,343

Brian L. Ferrand. . . . . . .            30,000           5.7%       7.50      05/21/2002       62,160     137,372
                                         10,000           1.9%       5.81      12/18/2002       16,050      35,490

B. Leigh Weintraub. . . . . .            10,000           1.9%       5.81      12/18/2002       16,050      35,490

---------------------------

(1) Reflects stock options granted under the formula plan provisions of the Incentive Plan.

Aggregated Option Exercises in Last Fiscal Year and Year End Option Values

         The following table sets forth the number of shares of Common Stock acquired during the fiscal year ended December 31, 1997 upon the exercise of stock options, the value realized upon such exercise, the number of unexercised stock options held on December 31, 1997 and the aggregate value of such options held by the Named Executive Officers:




                                  Number of                         Number of                Value of Unexercise
                                   Shares       Value         Unexercised Options at       In-the-Money Options at
                                  Acquired     Realized          December 31, 1997          December 31, 1997(1)
                                     on           on       ---------------------------- ----------------------------
             Name                 Exercise    Exercise(1)  Exercisable    Unexercisable Exercisable    Unexercisable
 ------------------------------  -----------  -----------  -------------  ------------- -------------  -------------
 Fred P. Lampropoulos              40,000     $ 91,156           36,000      126,500          $4,110         $2,740
 Kent W. Stanger                   30,000       87,600           33,000       27,000           6,000          8,365
 Brian L. Ferrand                  25,000       68,750           16,000       49,000               0          4,375
 B. Leigh Weintraub                  0            0              25,000       35,000          25,000         10,625

---------------------------


(1) Reflects the difference between the exercise price of the Options granted and the value of the Common Stock on December 31, 1997. The closing sale price of the Common Stock on December 31, 1997 as reported by NASDAQ was $6.25 per share.

Change of Control Employment Agreements

In March 1998, the Board of Directors of the Company approved Change in Control Employment Agreements ("Employment Agreements") for each of the Named Executive Officers of the Company. These Employment Agreements provide certain benefits in the event of a change of control of the Company as well as payments and benefits in the event of termination of employment under certain circumstances.

         The Employment Agreements provide for the continued employment of the Named Executive Officers for two years following a change in control (three years in the case of Mr. Lampropoulos) (the "Employment Period") in essentially the position held prior to the change in control and at an annual base salary and average annual bonus which is based on the salary paid during the last fiscal year and the average of the bonuses paid during the three fiscal years prior to the change of control. In addition, during the Employment Period, the Named Executive Officers are entitled to participate in all retirement plans, benefit plans and other employee benefits in effect prior to the change in control or, if more favorable, in those benefit programs provided to employees after the change of control.

         Upon termination of employment following a change of control, other than for death, disability or cause, or if the Named Executive Officer terminates employment for good reason, the Named Executive Officer is entitled to receive the sum of (i) his or her base salary and bonus through the date of termination, (ii) any accrued or deferred compensation or benefits, (iii) an amount equal to the Named Executive Officer's annual base salary and average annual bonus multiplied by the number of whole or fractional years remaining in the Employment Period, and (vi) continued coverage during the remainder of the Employment Period under the Company's benefit plans, programs, practices or policies. The Employment Agreements provide that the Named Executive Officer may voluntarily terminate employment during a 30-day window period following the first 12 months of the Employment Period and that such a termination will be deemed for good reason. If termination of the Employment of a Named Executive Officer occurs which is not related to a change in control and is for other than death, disability or cause, the Named Executive Officer is entitled to receive the sum of (i) and (ii), above, plus a sum equal to his or her annual base compensation and average bonus (based on the base salary paid during the last fiscal year and bonuses paid during the last three fiscal years).

         If termination of employment of a Named Executive Officer occurs by reason of death or disability, he or she shall be entitled to payment of base salary and bonus through the date of termination, any deferred or accrued benefits and such other death or disability benefits equal to the most favorable benefits provided by the Company to other employees and their families. If the Named Executive Officer is terminated for cause during the Employment Period, the Company shall be obligated to pay to the Named Executive Officer his or her annual base salary through the date of termination , the amount of any compensation previously deferred and any other benefits due through the date of termination, in each case to the extent not previously paid.

Certain Relationships and Related Transactions

         The Company periodically has made advances to Fred P. Lampropoulos, Chairman of the Board, President and Chief Executive Officer. The highest aggregate amount of such advances outstanding during 1997, and the amount outstanding at the end of the year, was $128,971. The advances are repayable to the Company on demand, together with interest at the prime rate plus 2% per annum.

Report of the Executive Compensation Committee

         Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act, that incorporates by reference, in whole or in part, subsequent filings including, without limitation, this Proxy Statement, the following Report of the Executive Compensation Committee and the Performance Graph set forth on page nine hereof shall not be deemed to be incorporated by reference into any such filings.


         General. The Company's executive compensation program is administered by the Executive Compensation Committee, which is responsible for establishing the policies and amounts of compensation for the Company's executive officers. The Executive Compensation Committee, composed of three independent directors, has oversight responsibility for executive compensation and executive benefit programs of the Company, including the Incentive Plan.

         Executive Compensation Principles. The Company's executive compensation program is designed to align executive compensation with the values, objectives and performance of the Company. The executive compensation program is designed to achieve the following objectives:

                  Attract and retain highly qualified individuals who are capable of making significant contributions to the long-term success of the Company.

                  Reward executive officers for long-term strategic management and the enhancement of shareholder value.

                  Promote a performance-oriented environment that encourages Company and individual achievement.

         Executive Compensation Program. The Company's executive compensation program consists of both cash and equity-based compensation. The components of the Company's executive compensation program and the policies which govern their implementation are outlined briefly below.

                  Cash Compensation. The Company's cash compensation policy is designed to provide competitive levels of compensation to attract and retain qualified individuals and to reward individual initiative and achievement. The Company's existing executive compensation program is a base compensation plan with a discretionary bonus compensation element.

                  The salary for Fred P. Lampropoulos, the President and Chief Executive Officer, is based generally upon comparisons with levels of compensation paid to chief executive officers of other comparably sized medical device manufacturers. The overall performance of the Company and the Company's progress towards achieving specific objectives are also important factors in setting compensation for Mr. Lampropoulos. Specific objectives in Fiscal 1997 focused on new strategic market expansion and related product development. The Company's efforts to reduce costs and increase the efficiency of its operations and Mr. Lampropoulos' performance in achieving those objectives are also considered. On or as of December 16, 1995 Mr. Lampropoulos' base salary was set at $250,000, but this increase was voluntarily delayed until July 1996.

                  Cash compensation for executive officers other than the Chief Executive Officer is based generally upon comparisons with comparably sized medical device manufacturers and is targeted at the mid-range of the salary levels of those manufacturers. Compensation of executive officers is based, in part, upon their respective responsibilities as compared to similar positions in comparable companies. The Executive Compensation Committee also considers individual merit and the Company's performance. It is the practice of the Committee to solicit and review recommendations of the Chief Executive Officer when determining salary levels for executive officers other than the Chief Executive Officer.

                  Equity-Based Compensation. The Incentive Plan is designed to promote and advance the interests of the Company and its shareholders by strengthening the mutuality of interests between the executive officers of the Company and the Company's shareholders. The Company has limited the payment of executive incentive compensation in the form of annual cash bonuses, preferring to make stock-based grants under the Incentive Plan. Since executive incentive compensation is based on shares of Common Stock, the value of those awards to executive officers increases as the value of the Common Stock increases. During the 1997 fiscal year discretionary option grants were made to the chief executive officer and the other named executive officers as set forth in the option table above. In addition, Mr. Lampropoulos and Mr. Stanger, as directors of the Company, were each granted options to purchase 7,500 shares of Common Stock pursuant to the nondiscretionary formula plan provisions of the Incentive Plan.

         Benefits. The Company's policy is to provide an attractive benefit package to all employees. Executive officers of the Company are generally eligible to participate, on the terms and conditions applicable to all eligible employees of the Company, in the Merit Medical Systems 401(k) Profit Sharing Plan, a contributory savings and profit sharing plan for all Company employees over the age of 21 who have completed one year of service, and in the Company's Employee Stock Purchase Plan. Certain executive officers may elect to defer certain awards or compensation under the Company's employee benefit plans.


                        EXECUTIVE COMPENSATION COMMITTEE



                            James J. Ellis, Chairman
                               Richard W. Edelman
                                   Rex C. Bean

                     PRINCIPAL HOLDERS OF VOTING SECURITIES

         The following table sets forth information as of April 10, 1998 with respect to the beneficial ownership of shares of the Common Stock by each person known by the Company to be the beneficial owner of more than 5% of the Common Stock, by each director, by each director nominee, by each executive officer named in the Summary Compensation Table and by all directors and officers as a group. Unless otherwise noted, each person named has sole voting and investment power with respect to the shares indicated. Percentages are based on 7,413,748 shares outstanding.
                                                         Beneficial Ownership
                                                      --------------------------
                                                        Number of    Percentage
                                                          Shares      of Class
Vertical Group, L.P.(3)                                   679,100        9.2%
Fred P. Lampropoulos(1)(2)                                589,848        7.9
Kent W. Stanger(1)(2)                                     316,077        4.2
Rex C. Bean(2)                                            286,942        3.9
Richard W. Edelman(2)                                      57,001          *
James J. Ellis(2)                                          38,400          *
Brian L. Ferrand(1)(2)                                     33,686          *
B. Leigh Weintraub(1)(2)                                   31,260          *
Michael E. Stillabower, M.D.(2)                            23,000          *
All officers and directors as a group (8 persons)       1,376,214       18.0%
----------------------

*    Represents holdings of less than 1%

(1) The computations above include the following share amounts which are held in the Company's 401(k) Profit Sharing Plan on behalf of participants thereunder: Fred P. Lampropoulos,10,821 shares; Kent W. Stanger, 8,845 shares; Brian L. Ferrand, 8,986 shares; B. Leigh Weintraub,1,147 shares; and all officers and directors as a group, 29,799 shares.

(2) The computations above include the following share amounts which are subject to options exercisable within 60 days, none of which have been exercised: Fred P. Lampropoulos, 58,500 shares; Kent W. Stanger, 39,000 shares; Rex C. Bean, 27,000 shares; Richard W. Edelman, 27,000 shares; James J. Ellis 15,000 shares; Michael E. Stillabower M.D., 15,000 shares; Brian L. Ferrand, 24,000 shares; B. Leigh Weintraub, 30,000 shares; and all officers and directors as a group, 235,500 shares.

(3)  Based on a Schedule 13D dated October 27, 1997.

                          STOCK PERFORMANCE COMPARISON
                          ----------------------------
Index Description                            12/31/92  12/31/93  12/31/94  12/31/95  12/31/96  12/31/97
MERIT MEDICAL SYSTEMS, INC.                   100.0      71.7      58.3      90.0      113.3      83.3
Nasdaq Stock Market (US Companies)            100.0     114.8     112.2     158.7      195.2     239.6
Nasdaq Stocks (SIG 3840-3849 US Companies)    100.0      80.6      85.9     130.9      122.7     140.0
Surgical, Medical, and Dental Instruments
and supplies

Notes:   A. Index levels were derived from compounded daily returns that include all dividends.
         B. The indexes Were reweighted daily, using the market capitalization on the previous trading day.
         C. If the monthly interval, based on the fiscal year-end, was not a trading day, the preceding trading day was used.
         D. The index level for all series was set to $100.0 on 12/31/92.

             PROPOSAL NO. 2 -- RATIFICATION OF SELECTION OF AUDITOR

         The Audit Committee has recommended, and the Board of Directors has selected, the firm of Deloitte & Touche, independent certified public accountants, to audit the financial statements of the Company for the fiscal year ending December 31, 1998 subject to ratification by the shareholders. Deloitte & Touche has acted as independent auditor for the Company since 1987. The Board of Directors anticipates that one or more representatives of Deloitte & Touche will be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

         The  Board  of  Directors   recommends  that   shareholders   vote  FOR
ratification   of  the  appointment  of  Deloitte  &  Touche  as  the  Company's independent auditor.


                                  OTHER MATTERS

         As of the date of this Proxy Statement, the Board of Directors knows of no other matters to be presented for action at the Annual Meeting. If, however, any further business should properly come before the Annual Meeting, the persons named as proxies in the accompanying form will vote on such business in accordance with their best judgment.


                            PROPOSALS OF SHAREHOLDERS

         Proposals which shareholders intend to present at the Annual Meeting of Shareholders to be held in calendar year 1999 must be received by Kent W. Stanger, Chief Financial Officer, Secretary and Treasurer of the Company, at the Company's executive offices (1600 West Merit Parkway, South Jordan, Utah 84095) no later than December 31, 1998.


                             ADDITIONAL INFORMATION

         The Company will provide without charge to any person from whom a proxy is solicited by the Board of Directors, upon the written request of such person, a copy of the Company's 1997 Annual Report on Form 10-K, including the financial statements and schedules thereto (as well as exhibits thereto, if specifically requested), required to be filed with the Securities and Exchange Commission. Written requests for such information should be directed to Kent W. Stanger, Chief Financial Officer, Secretary and Treasurer of the Company, at the address indicated above.